Shawne Horn
Media & Investor Relations
investors@earthbiofuels.net
866-765-4940

Earth Biofuels Signs Binding Letter of Intent to Spin Out LNG Subsidiary

Dallas, Texas (June 10, 2008) — Earth Biofuels, Inc. (OTCBB: EBOF) announced the execution of a binding letter of intent with PNG Ventures, Inc. (OTCBB:PNGX) whereby PNG Ventures has agreed to purchase a 100% ownership interest in Earth Biofuels’ wholly-owned subsidiary, Earth LNG, Inc.

PNG Ventures is to acquire 100% ownership of Earth LNG and all of its subsidiaries, including ALT LNG and its production facility located in Topock, Arizona.  Earth Biofuels is to receive stock ownership in PNG Ventures as consideration for the transaction.  PNG Ventures and Earth Biofuels have agreed to use best efforts to close the transaction on or before June 30, 2008, and have agreed to a break up fee to be paid to PNG Ventures in the event the transaction does not close.

Earth Biofuels is actively engaged in the transition and the establishment of the changes in PNG Ventures’ management in order to re-direct its business focus to liquefied natural gas (“LNG”) production and distribution.

Earth Biofuels CEO, Dennis McLaughlin, stated, “This pending transaction accomplishes several goals for our company.  First, it will unlock the value of the LNG business by virtue of its existence in a new public company dedicated to growing the LNG operations.  Second, as Earth Biofuels will initially own a controlling interest in PNG Ventures, we believe that it will allow our shareholders to participate in the increased valuation and future growth of the LNG business.  Based on the proposed structure (which is yet to be finalized), the imputed value of the transaction would be, in management’s estimation,  approximately $125 million.  Third, it will be part of an overall settlement with prior Earth Biofuels creditors pursuant to the interim restructuring agreement described in our SEC report on Form 8-K filed on November 21 of last year.”

“Earth Biofuels will now be able to focus on its business plan of developing biodiesel production from diverse feedstocks, retail distribution of alternative fuels through fueling stations and truck stops such as ‘Willie’s Place at Carl’s Corner’, and the development of cellulosic ethanol production facilities,” Mr. McLaughlin concluded.

Earth Biofuels, Inc. endeavors to produce and distribute biodiesel fuel and cellulosic ethanol through wholesale and retail outlets. The biodiesel fuel is sold under Willie Nelson's brand name, "BioWillie®." The Company's Web site is www.earthbiofuels.com.

Forward-Looking Statements Disclosure
This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  In this context, forward-looking statements may address the Company’s expected future business and financial performance, and often contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,” and other terms with similar meaning.  These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct.  In connection with the “safe harbor” provisions of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, important factors that, among others, could cause or result in actual results and experience to differ materially from the Company’s anticipated results, projections, or other expectations are disclosed in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.

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